Exhibit 99.1

MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2006 RESULTS
14.5% Net Sales Increase and $0.39 Earnings Per Share
Bayonne, New Jersey, August 8, 2006—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the second quarter and year-to-date periods ended July 1, 2006.

Highlights for the second quarter of 2006 versus the second quarter of 2005 include:

-	Net sales increased 14.5% to $117.1 million.

-	Wholesale net sales increased 17.3% to $102.6 million.
    Total international sales increased 27.5%.
-	Consolidated gross margins rose 60 basis points to 37.7%.

-	Net income increased to $9.4 million from $2.6 million.

-	Diluted earnings per common share was $0.39.

-
Total cash and cash equivalents was $17.7 million at the end of the second quarter.  During the second quarter, Maidenform further reduced its debt outstanding by paying down an additional $8.5 million.  The Company also purchased $2.1 million of its common stock pursuant to its previously announced stock repurchase program.

Thomas J. Ward, Chief Executive Officer stated, “We are extremely pleased with our second quarter results.  Maidenform’s 14.5% net sales growth was driven by a solid performance in the core business, coupled with successful new product initiatives.  Consolidated gross margins grew to 37.7% through product mix, new product introductions and extensions, sourcing initiatives, and reduced liquidations.  The combination of top line growth, margin improvement and continued expense leverage resulted in net income of $9.4 million for the second quarter and earnings per share of $0.39.  Additionally, we remained highly committed to maximize cash flow utilization by continuing to pay down debt and repurchase stock.  Our team is focused on driving results and positioning the Company for future success.”

Financial Results for Second Quarter 2006 versus Second Quarter 2005
Net sales for the second quarter of 2006 increased $14.8 million, or 14.5%, to $117.1 million.  Wholesale segment net sales in the second quarter of 2006 increased $15.1 million, or 17.3%, to $102.6 million.  International sales, which are included in the wholesale segment, increased 27.5% to $8.8 million.  Retail segment net sales decreased $0.3 million, or 2.0%, to $14.5 million in the second quarter of 2006.  As of July 1, 2006, Maidenform had 75 retail outlet stores compared to 81 retail outlet stores as of July 2, 2005.

Wholesale Segment
Department Stores & National Chain Stores
Net sales from the department stores and national chain stores channel rose $5.7 million, or 10.6%, to $59.6 million in the second quarter of 2006 due to strong sales in the Company’s Flexees® and Lilyette® product lines, along with solid performance in Maidenform® bras.  Specific initiatives for the second quarter included the successful introduction of the push-up and strapless product extensions from the Dream® Collection, expansion of the One Fabulous FitTM franchise with the introduction of Invisible OptionsTM, and the product launches of Flexees® One Fabulous Body® and zippered waistnippers.  The Company also benefited from increased allotted selling space with certain customers.

Mass Merchant
Mass merchant channel net sales grew $8.3 million, or 36.6%, to $31.0 million in the second quarter of 2006.  Key factors that contributed to these second quarter results included the expansion into a new product category with a mass customer, adding new styles for another customer’s private brand assortment and ongoing replenishment orders.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income,  increased $1.1 million, or 10.1%, to $12.0 million in the second quarter of 2006.  This improvement was due to a new program with a specialty retailer and strength in Maidenform’s continuity programs with off-price retailers, while liquidation sales decreased.

Retail Segment
Same store sales for Maidenform’s retail outlet stores increased 2.6% and internet sales rose 14.3% to $0.8 million in the second quarter of 2006.  Continued performance in the retail segment was largely driven by ongoing select promotional offerings, overall product mix and improved store inventory replenishment.
Consolidated gross profit increased $6.2 million, or 16.3%, to $44.2 million in the second quarter of 2006.  As a percentage of net sales, consolidated gross margins increased 60 basis points to 37.7% from reported gross margins in the year ago period of 37.1%.  Consolidated gross margins in the second quarter of 2006 were driven by product mix, new product innovation, sourcing initiatives and reduced liquidations.   For the second quarter of 2005, Maidenform’s wholesale segment gross margins included unfavorable manufacturing variances as a result of plant closings, offset by favorable inventory variances from the absorption of overhead expenses.

Consolidated selling, general and administrative (SG&A) expense increased $1.4 million to $26.1 million in the second quarter of 2006.  This increase in SG&A was primarily related to increased payroll and related benefits, including incentive and other compensation expense, increased professional fees and other costs associated with being a public company, including Sarbanes Oxley readiness.  As a percentage of net sales, SG&A decreased 180 basis points to 22.3% in the second quarter of 2006 from 24.1% in 2005.  In the prior year quarter, SG&A expense included non-recurring initial public offering expenses of $1.3 million and severance expenses of $0.4 million.

Operating income grew $4.8 million, or 36.1%, to $18.1 million in the second quarter of 2006.  Operating income as a percentage of net sales increased to 15.5% in the second quarter of 2006 from 13.0% in the second quarter of 2005.

Net interest expense for the second quarter of 2006 decreased $5.8 million to $2.2 million.  The prior year quarter included deferred financing costs of $4.9 million in connection with the amendment of the Company’s credit facility on June 29, 2005. Additionally, Maidenform benefited from a lower average debt outstanding in the second quarter of 2006 and a lower average interest rate.

Maidenform’s effective income tax rate for the second quarter of 2006 was 40.7% compared to 51.3% for the second quarter of 2005.  The prior year rate reflected the tax effect of non-deductible expenses associated with the Company’s initial public offering in July 2005.  As a result of net operating loss carryforwards (NOLs), Maidenform expects that its cash tax rate, which represents the amount of taxes to be paid, will be approximately 22% to 25% for 2006.

Net income for the second quarter of 2006 was $9.4 million and diluted earnings per common share was $0.39.  Net income for the second quarter of 2005, before preferred stock dividends and changes in redemption value, was $2.6 million.  After preferred stock dividends and changes in redemption value, net income for the year ago period was a loss of $11.5 million with a diluted loss per common share of $0.58.  Weighted average diluted shares outstanding were 24,118,332 shares for the second quarter of 2006 and 19,800,000 shares for the second quarter of 2005.  The increase in weighted average diluted shares outstanding was primarily a result of Maidenform’s initial public offering in July 2005.

Total cash and cash equivalents at the end of the second quarter of 2006 was $17.7 million.  Maidenform continued to de-leverage its balance sheet with $8.5 million of voluntary debt prepayments in the second quarter of 2006, reducing the Company’s total debt outstanding to $125.0 million.  Maidenform has made $35.0 million in debt repayments since becoming a public company in July 2005, which includes $12.5 million since the beginning of 2006. The Company’s debt to EBITDA ratio was 2.42 to 1 at the end of the second quarter of 2006.

Stock Repurchase Program
The Company purchased $2.1 million of its common stock during the second quarter of 2006 at an average cost of $11.88.  Maidenform has purchased a total of $6.1 million of its common stock since the Company’s Board of Directors approved a stock repurchase program of up to $20 million on February 8, 2006.  The stock repurchase program, which is open-ended, allows Maidenform to repurchase its shares of common stock on the open market, depending on market conditions and corporate considerations, from available cash flow and borrowings under the revolver.

Financial Results for Year-To-Date 2006 versus Year-To-Date 2005
Net sales for the first six months of 2006 increased 7.7% to $218.0 million.  Wholesale segment net sales, on a year-to-date basis, increased 8.6% to $193.0 million.  Retail segment net sales for the first six months of 2006 increased 0.8% to $25.0 million.  Page 6 of this press release highlights Maidenform’s net sales performance by channel of distribution.
Consolidated gross profit increased $9.9 million, or 13.7%, to $82.2 million for the first six months of 2006.  As a percentage of nets sales, consolidated gross margins increased 200 basis points to 37.7%.  Maidenform’s wholesale segment gross margins for the first six months of 2005 included unfavorable manufacturing variances as a result of plant closings, partially offset by favorable inventory variances from the absorption of overhead expenses.

On a year-to-date basis for 2006, operating income increased $6.6 million, or 27.3%, to $30.8 million from the same year ago period.  Operating income as a percentage of net sales increased to 14.1% for the first six months of 2006 from 12.0% for the comparable 2005 period.

Net income for the first half of 2006 was $15.7 million compared to $7.0 million for the comparable period in 2005.  Diluted earnings per common share was $0.65 for the first six months of 2006 versus a loss of $0.43 for the first six months of 2005.  The prior year loss per share included the preferred stock dividends and changes in redemption value referred to above.  Weighted average diluted shares outstanding were 24,276,912 shares for the first six months of 2006 and 19,800,000 shares for the first six months of 2005.  The increase in weighted average diluted shares outstanding was primarily a result of Maidenform’s initial public offering in July 2005.

Financial Performance Outlook for 2006
Maidenform is pleased with its financial performance for the first half of 2006.  The Company is also optimistic about its business opportunities for the remainder of the year, while believing it is prudent to take a cautious position given the overall macro-economic environment.  With that consideration, Maidenform revised its full-year projections for 2006.  The Company now expects the following financial performance for 2006:

Financial Measure	Revised Outlook	Previous Outlook
Nets sales growth	6%-8%	5%-7%
Consolidated gross margins	Approximately 37.5%	Approximately 37.0%
Operating income growth	10%-14%	8%-12%
Total operating cash flow	$20 million-$23 million	$18 million-$20 million
Capital expenditures	Approximately $4 million	Approximately $5 million

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, August 9th at 8:30 am ET to discuss its second quarter 2006 results.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”.  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through August 23, 2006 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 49840030.
About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During the Company’s 84-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in 48 countries and territories.

Maidenform Contact Information:
Felise Glantz Kissell
Vice President Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, the Company is under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.
The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements:  the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; unanticipated internal control weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations and capital expenditures.
This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended				Six months ended
	July 1, 2006	July 2, 2005	$ change	% change	July 1, 2006	July 2, 2005	$ change	% change
Department Stores and
National Chain Stores	$59.6	$53.9	$5.7	10.6%	$118.9	$105.6	$13.3	12.6%

Mass Merchant	31.0	22.7	8.3	36.6%	50.1	45.2	4.9	10.8%
Other	12.0	10.9	1.1	10.1%	24.0	26.9	(2.9)	-10.8%
Total Wholesale	102.6	87.5	15.1	17.3%	193.0	177.7	15.3	8.6%

Retail	14.5	14.8	(0.3)	-2.0%	25.0	24.8	0.2	0.8%

Total Consolidated Net Sales	$117.1	$102.3	$14.8	14.5%	$218.0	$202.5	$15.5	7.7%

	Three months ended		Six months ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Bras	69%	66%	68%	69%
Shapewear	21%	22%	22%	19%
Panties	10%	12%	10%	12%
	100%	100%	100%	100%

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	July 1, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$17,654	$30,978
Accounts receivable, net	59,338	34,169
Inventories	41,824	35,255
Deferred income taxes	8,724	8,724
Prepaid expenses and other current assets	9,421	8,059
Total current assets	136,961	117,185
Property, plant and equipment, net	17,904	18,230
Goodwill	7,884	7,884
Intangible assets, net	100,257	100,838
Other non-current assets	2,983	3,211
Total assets	$265,989	$247,348

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$30,922	$19,212
Accrued expenses and other current liabilities	24,179	18,253
Total current liabilites	55,101	37,465
Long-term debt	125,000	137,500
Deferred income taxes	13,600	10,754
Other non-current liabilities	8,873	8,926
Total liabilities	202,574	194,645

Stockholders' equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,914,498 outstanding at July 1, 2006
and 23,488,357 issued and outstanding at December 31, 2005	235	235
Additional paid-in capital	60,088	59,063
Retained earnings (accumulated deficit)	8,856	(6,809)
Accumulated other comprehensive income	278	214
Treasury stock (573,859 shares at an average price of $10.53)	(6,042)	-
Total stockholders' equity	63,415	52,703
Total libilities and stockholders' equity	$265,989	$247,348

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Six months ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net sales	$117,139	$102,291	$217,983	$202,501
Cost of sales	72,923	64,283	135,788	130,173
Gross profit	44,216	38,008	82,195	72,328
Selling, general and
administrative expenses	26,121	24,735	51,443	48,171
Operating income	18,095	13,273	30,752	24,157

Interest expense, net	2,201	8,007	4,269	10,904
Income before provision
for income taxes	15,894	5,266	26,483	13,253
Income tax expense	6,476	2,703	10,818	6,219
Net income	9,418	2,563	15,665	7,034

Preferred stock dividends and changes in redemption value	-	(14,102)	-	(15,550)
Net income (loss) available to
common stockholders	$9,418	$(11,539)	$15,665	$(8,516)
Basic earnings (loss) per common share	$0.41	$(0.58)	$0.68	$(0.43)
Diluted earnings (loss) per common share	$0.39	$(0.58)	$0.65	$(0.43)
Basic weighted average number of
shares outstanding	22,996,480	19,800,000	23,157,568	19,800,000
Diluted weighted average number of
shares outstanding	24,118,332	19,800,000	24,276,912	19,800,000

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six months ended
	July 1, 2006	July 2, 2005
Cash flows from operating activities
Net income	$15,665	$7,034
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	1,394	4,253
Amortization of intangible assets	581	580
Amortization of deferred financing costs	427	5,561
Stock-based compensation	1,045	606
Deferred income taxes	2,846	3,712
Other non-cash items	-	488
Net changes in operating assets and liabilities
Accounts receivable	(25,169)	(27,882)
Inventories	(6,569)	(12,843)
Prepaid expenses and other current and
non-current assets	(996)	(4,147)
Accounts payable	11,710	8,676
Accrued expenses and other current and
non-current liabilities	1,771	(3,379)
Income taxes payable	4,102	4,528
Net cash from operating activities	6,807	(12,813)
Cash flows from investing activities
Capital expenditures	(1,068)	(950)
Proceeds from sale of assets	-	920
Net cash from investing activities	(1,068)	(30)
Cash flows from financing activities
Term loan facility repayments	(12,500)	(58,787)
Purchase of common stock for treasury	(6,098)	-
Stock options exercised	36	-
Deferred financing costs	(300)	(2,428)
Term loan facility borrowings	-	61,037
Stock options purchased	-	(140)
Special cash dividends paid to preferred stockholders	-	(13,320)
Short-term debt, net	-	445
Borrowings under revolving facility	-	10,000
Net cash from financing activities	(18,862)	(3,193)
Effects of exchange rate changes on cash	(201)	8
Net decrease in cash	(13,324)	(16,028)
Cash and cash equivalents
Beginning of period	30,978	23,212
End of period	$17,654	$7,184

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$4,756	$5,258
Income taxes	$3,722	$1,347